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                                                                       Exhibit 3

                            CONTRIBUTION AGREEMENT

            This Contribution Agreement (the "Agreement") is made as of October 26, 2001 by and between Berwind LLC, a Pennsylvania limited liability company ("Berwind"), and Interlogix, Inc., a Delaware corporation ("Interlogix").

                                  Background

            Berwind desires to make a capital contribution to Interlogix in the form of 19,999 shares of common stock of Interlogix ("Common Stock") in connection with the granting by Interlogix of shares of restricted Common Stock to certain employees of Interlogix (the "Stock Grants").

                                    Terms

            Intending to be legally bound, the parties to this Agreement agree as follows:

            1. Berwind shall contribute to Interlogix, effective as of the date that all the Stock Grants are made, 19,999 shares of Common Stock as a contribution to the capital of Interlogix and without any consideration from Interlogix therefor.

            2. If, pursuant to the terms of the Stock Grants or otherwise, any grantee of such shares of Common Stock shall forfeit his or her rights to such shares and such shares thereby become property of Interlogix, then the shares of Common Stock so forfeited shall be promptly transferred to Berwind by Interlogix without any consideration therefor.

            3. Berwind and Interlogix shall each take any and all actions as may be necessary or appropriate to effect the transactions contemplated by this Agreement.

            4. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. Facsimile signatures shall be binding upon such signatories.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

                                          BERWIND LLC
                                          a Pennsylvania limited liability
                                          company


                                          By: /s/ Bruce J. McKenney
                                             ----------------------------------
                                          Name:  Bruce J. McKenney
                                          Title: Senior VP-Administration


                                          INTERLOGIX, INC.


                                          By: /s/ Kenneth Boyda
                                             ----------------------------------
                                          Name: Kenneth Boyda
                                          Title: